ISS RECOMMENDS THAT WIRELESS TELECOM GROUP SHAREHOLDERS
VOTE IN FAVOR OF PROPOSED ACQUISITION OF
WILLTEK COMMUNICATIONS GMBH

FOR IMMEDIATE RELEASE

PARSIPPANY, NJ – (BUSINESS WIRE) – June 3, 2005 – Wireless Telecom Group, Inc. (AMEX Symbol: WTT) announced today that Institutional Shareholder Services (ISS), the nation's leading independent proxy advisory firm, has recommended that WTT shareholders vote FOR WTT's proposed acquisition of Willtek Communications GmbH and the issuance of 8,000,000 shares of WTT's common stock to Willtek's shareholders in the acquisition at WTT's 2005 Annual Meeting of Shareholders to be held on June 24, 2005.

ISS is widely recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In recommending that WTT shareholders vote in favor of the proposed transaction, ISS stated in its June 2, 2005 report:

"Based on our review of the terms of the transaction...specifically the sensible strategic rationale and potential synergies, we believe that the...agreement warrants shareholder support...vote FOR Item 1."*

As previously announced, on March 29, 2005, WTT entered into an amended and restated stock purchase agreement with Willtek, a leading German supplier of testing solutions for emerging wireless services and cellular networks, and each of Willtek's two shareholders, under which the Willtek shareholders agreed to sell to WTT all of the outstanding share capital of Willtek, in exchange for 8,000,000 newly issued shares of WTT's common stock. Based on the number of shares of WTT's common stock outstanding on the record date for the Annual Meeting, immediately following completion of the acquisition, the Willtek shareholders will own in the aggregate approximately 31.4% of WTT's outstanding common stock. Based on the $2.50 closing price of a share of WTT's common stock on June 2, 2005, the dollar value of the acquisition consideration is approximately $20.0 million. The actual dollar value of the acquisition consideration on the closing date of the proposed acquisition may be more or less than such amount.

Approval of the acquisition and the issuance of WTT's common stock in the acquisition is required before the transaction can be completed. Approval of the transaction requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. If approved by WTT shareholders at the Annual Meeting, the transaction is expected to be completed on July 1, 2005.

As WTT noted in its definitive proxy statement that it recently mailed to its shareholders, WTT's board of directors urges all shareholders who have not already done so to vote FOR the transaction by signing, dating and returning their proxy cards TODAY, whether or not they plan to attend the Annual Meeting in person. WTT shareholders who have questions or need assistance voting their shares may call WTT's proxy solicitor, D.F. King & Co., Inc., toll free at (800) 769-7666.

In its report issued on June 2, 2005, ISS also recommended that WTT shareholders vote to approve the proposal that would give WTT the authority to adjourn the Annual Meeting if there are not sufficient votes to approve the transaction and related items.

About Wireless Telecom Group, Inc.

WTT is a global provider of electronic noise generation equipment in the telecommunications field. It develops, manufactures and markets a wide variety of electronic noise sources, passive microwave components and electronic testing and measuring instruments, including power meters, volt meters and modulation meters. WTT's products have historically been primarily used to test the

* Permission to use quotation neither sought nor obtained.

performance and capability of cellular/PCS and satellite communications systems, and to measure the power of RF and microwave systems. Other applications include radio, radar, wireless local area network (WLAN) and digital television. WTT's current operations are conducted through WTT and its wholly owned subsidiaries Boonton Electronics Corporation and Microlab FXR. Boonton Electronics Corporation is a leader in the manufacture of test equipment dedicated to measuring the power of RF and Microwave Systems used in multiple telecommunications markets. Microlab/FXR is a global provider of passive microwave components including power splitters, directional couplers and filters. These products are employed as system components in commercial applications such as wireless base stations for cellular, paging and private communications, in-building wireless signal distribution, television transmitters and aircraft navigation counter measures and missile guidance. WTT's website address is http://www.wtt.bz.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of WTT and its management. . The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in WTT's registration statements filed with the Securities and Exchange Commission.

CONTACT:	Wireless Telecom Group, Inc. Reed DuBow, 201-261-8797

SOURCE:    Wireless Telecom Group, Inc.

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